                                                 Exhibit 5.1

         Opinion of Wildman, Harrold, Allen & Dixon


       [Letterhead of Wildman, Harrold, Allen & Dixon]




                              February 25, 1998

MMI Companies, Inc.
540 Lake Cook Road
Deerfield, IL  60015-5290

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration
Statement"), to be filed with the Securities and Exchange
Commission (the "Commission"), pursuant to the Securities
Act of 1933, as amended (the "Securities Act"), for the registration of 1,120,845 shares of common stock, $.10 par value (the "Shares"), of MMI Companies, Inc., a Delaware corporation (the "Corporation"). The Shares are to be sold from time to time pursuant to the Corporation's 1993 Non-
Employee Directors' Formula Stock Option Plan, as amended, and the Corporation 1993 Employee Stock Plan, as amended
(collectively, the "Plans").

     We have acted as counsel for the Corporation in connection with the registration of the Shares. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and that, when issued and sold pursuant to the Plans, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement.


                              Sincerely,

                              /s/ WILDMAN, HARROLD, ALLEN &
DIXON